Exhibit 99.1

News Release
Contact:
David P. Southwell
Executive Vice President
Chief Financial Officer

Jonae R. Barnes
Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR ANNOUNCES PRICING OF $600 MILLION CONVERTIBLE
SENIOR SUBORDINATED NOTES

MARLBOROUGH, Mass., Dec. 9, 2003 — Sepracor Inc. (Nasdaq: SEPR) today announced that it has priced a new issue of $600 million of Convertible Senior Subordinated Notes, which are being issued in a private placement.  The sale of the Convertible Senior Subordinated Notes is expected to close on December 12, 2003, subject to customary closing conditions.  Sepracor intends to use a portion of the net proceeds from this offering to redeem all of its outstanding 5.75% Convertible Subordinated Notes due 2006, representing approximately $435 million in aggregate principal amount plus accrued but unpaid interest.

In connection with the call spread transaction, the Company has purchased call options on 19.7 million shares of Sepracor stock, with a strike price of $29.84 per share.  Simultaneously, the Company has sold an equal number of call options to the initial purchaser or their affiliates at strike prices ranging from $40.00 per share to $65.00 per share.  All of these options have staggered expiration dates ranging from 6 months to two years from the date of the offering.  In connection with this transaction, the initial purchasers in the proposed Convertible Senior Subordinated Note offering or their affiliates and a third party will purchase up to eight million shares of Sepracor’s common stock in secondary market transactions concurrently with, prior to and possibly after pricing of the notes.

Upon redemption of the 5.75% Convertible Subordinated Notes due 2006, the Company will no longer be required to issue up to approximately 7.2 million shares of Sepracor common stock that would have been issuable upon conversion of such notes at a conversion price of $60.00.

The notes consist of:

— $200 million in principal amount of 0% Series A Convertible Senior Subordinated Notes due 2008; and

— $400 million in principal amount of 0% Series B Convertible Senior Subordinated Notes due 2010.

The notes will not bear interest and have a zero yield to maturity.

Each $1,000 principal amount of the Series A Notes will be convertible under certain circumstances into 31.355 shares of Sepracor common stock.  The conversion rate is equivalent to a conversion price of approximately $31.89 per share, subject to adjustment.  This represents a 24 percent conversion premium based on the closing sale price of $25.72 of Sepracor common stock on December 8, 2003.

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Each $1,000 principal amount of the Series B Notes will be convertible under certain circumstances into 33.5175 shares of Sepracor common stock.  The conversion rate is equivalent to a conversion price of approximately $29.84 per share, subject to adjustment.  This represents a 16 percent conversion premium based on the closing sale price of $25.72 of Sepracor common stock on December 8, 2003.

The Company has granted the initial purchasers in this offering the option to purchase up to an additional $50 million of Series A Notes and $100 million of Series B Notes.

The Series A Notes are convertible into approximately 6.3 million shares of common stock or 7.8 million shares of common stock if the initial purchasers exercise in full their option to purchase additional Series A Notes.  The Series B Notes are convertible into approximately 13.4 million shares of common stock or 16.8 million shares of common stock if the initial purchasers exercise in full their option to purchase additional Series B Notes.

The Series A and Series B Notes will be the Company’s general unsecured obligations and are subordinated in right of payment to all of its existing and future senior indebtedness.   However, the notes are senior to Sepracor’s 5.75% Convertible Subordinated Notes due 2006 and its 5% Convertible Subordinated Debentures due 2007.

The Company intends to use $94.8 million of the remaining net proceeds to enter into the call spread transactions with respect to its common stock to reduce a portion of the potential dilution from conversion of the notes, and any remaining funds for general corporate purposes.

The 0% note offering has been made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.  The convertible subordinated notes and the shares of common stock of Sepracor issuable upon the conversion of the notes will not be registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Sepracor is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs.  Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders.  Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor’s ability to complete the proposed financing, the expectations with respect to any hedge transactions, Sepracor’s proposed redemption of the outstanding 5.75% convertible notes and the effect of such redemption, and the safety, efficacy, potential benefits and successful development of Sepracor’s pharmaceuticals under development.  Among the factors that could cause actual

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results to differ materially from those indicated by such forward-looking statements are:  market acceptance of the proposed financing and general market conditions, the effectiveness of the hedging strategy, the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2003.

For a copy of this release or any recent release,
visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com

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